Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

TDW - Tidewater at UBS Oil & Gas Conference

Event Date/Time: May. 22. 2007 / 12:20PM ET

CORPORATE PARTICIPANTS

Joe Bennett

Tidewater Inc. - SVP, Principal Accounting Officer, IR

Steve Dick

Tidewater Inc. - EVP

PRESENTATION

Unidentified Speaker

All right. We are going to get going after the break, we’ve got two more sessions here. We have Transocean, going to be speaking right now and followed by that will be Grant Prideco. So without further ado — excuse me, Tidewater.

Joe Bennett - Tidewater Inc. - SVP, Principal Accounting Officer, IR

Welcome, everyone. I am Joe Bennett, Senior VP and Principal Accounting Officer and Chief Investor Relations Officer. With me today is our Executive VP, Steve Dick, who has over his 30 plus years with the company, headed up our operations in plenty of our international areas and domestic areas. And is now responsible for our vessel construction and acquisition program, and also vessel disposition program. So he is here to answer operational questions, et cetera. So, let’s get started.

We — if I can get this to work, there we go — forward-looking statements, I am not going to cover this, you know what it is about. I’ll probably make some statements today and you know the disclaimers on it. We begin at Tidewater, all of our presentations and for you guys who have seen us before have seen this happen. We start with safety in all of our meetings, both internally and externally.

And that raises the level of priority of that and changes the culture as it has for us over the last ten or so years. And you will see the results in a second. It’s very important in our business, these days, to have a safe operation. And when you work on platforms like this — this is our typical workplace around the world — and it’s a tough place to work. It’s a moving target and concentration on safety is of utmost importance.

With that, we track our safety performance in several ways. But one, and probably the overriding one, is what we call total recordable incident rates. For us, in this past year, we have a March fiscal year end. In our March year end our rate was 0.15 which is just an exceptional rate.

And you see on here in prior years we’re the gold bar — compared to some people like Exxon and BP that are customers, some that are not, but are well known for their safety performance and we out-performed all of these guys and most of these guys are on fixed platforms, not on moving vessels.

Our other kind of grade each year is our lost time accident rate. And to define that, a lost time accident is one where a guy can’t show up for work the next day. It’s kind of that simple and for us, the last two — or over the last three years we’ve had, fiscal ‘05 and ‘06 with one lost time accident rate. That’s an over 32.5 million man-hours last fiscal year in ‘06. We had two this year, which disappoints us but is also a phenomenal record considering — Steve, where did we end up? 36 or so million —

Steve Dick - Tidewater Inc. - EVP

36.5 million.

Joe Bennett - Tidewater Inc. - SVP, Principal Accounting Officer, IR

— man hours this year with two people who couldn’t report to work the next day. So we are very proud of that and it helps to distinguish us versus our competitors. And while everyone is concentrating on safety, we’ll put our stats up against anyone.

I’m going to cover, here, in this slide and the next, Tidewater of Today and Tidewater of Tomorrow. And then each one of these will be expanded upon as I go through this presentation. One, we are using our cash position to grow the industry’s largest new fleet. And you hear companies talk about whether it’s drillers or specifically boat companies.

New boats are in prime demand these days and there are — at least some of our competition that are smaller that have a large percentage of their vessel fleet be new vessels. And that sounds pretty impressive. We — and they’ll say that Tidewater is the old fleet operator in the world and they are absolutely right. We have the largest fleet of old boats in the world. We also have the largest fleet of new boats in the world. And you’ll see some details on that.

Our international presence is really what’s driving earnings. Over the past year, a lot has been said — especially the last three to six months — about the domestic operations in Gulf of Mexico and Riggs Leaving, and we’ve kind of yawned and said, so what? We take our boats and we move them internationally. And anyway, international is driving our business.

It’s about 80% of our business over the past year to two to three years. During this past year, we moved 16 of our vessels out of the Gulf of Mexico, most of those were toward the end of the fiscal year. So we continue — having a mobile asset base is very beneficial to us to move to wherever the best business is.

I’ve covered the fact that we are the safest company in our industry. It’s a challenge everyday, though. We have one of the strongest balance sheets on the OSX, we’re the only boat company included in that group of companies. We have over the past couple years, a history of exceeding consensus expectations. Certainly that’s no proof that we will continue to do that, but it’s our challenge to certainly continue to have that happen and you will see a slide on that.

The ability to generate solid earnings across market cycles. Anyone that has followed this sector knows how volatile it is, and we have been able to — and you will see in a chart later, to put up pretty good numbers, even when everyone else was reporting losses. We’ve been very successful even during the downturns over the last five, six, eight years.

The authority to purchase common shares, we are not only paying dividends as you see on the last slide, we are one of the highest paying dividend yields on the OSX. There’s more and more of the OSX companies that are paying dividends these days, but we are still one of the top ones, and at the same time, we are repurchasing our shares.

In addition to that, we have close to $400 million of cash on our balance sheet, no net debt. We have $300 million of private placement debt that’s been outstanding for a little while. We still have about seven or eight years left on that debt, and you’ll see some details on that.

Where are we going tomorrow? Not in a whole lot of different place, actually. We want to continue to maintain our financial strength that we have today and have had over the last several years. Continue to renew our fleet. Our A-one priority these days, and has been and will continue to be for the next several years, is renewing our older boats.

Disposing of the old boats, as I said, Steve is in charge of doing that, and you will see of how many we have disposed of in a minute over the last several years. And replacing them with the new equipment that will take us forward for the next 25, 30 years. Continue to grow the international market share. We’re not satisfied even though we are, by far, the biggest player in the international arena.

We’re not satisfied with where we are and as we add new vessels or move vessels from the Gulf, we’ll continue to grow that. We have been successful financially over the last several years because we have pushed our day rates. Utilization kind of takes care of itself. High demand pushes utilization up and you have to not be very bashful about raising your day rates.

And again, you will see a slide to show you, especially in the international arena what we have done there. And then we are certainly not adverse to acquiring companies, fleets, individual vessels, it would be the way the way that we would probably like to grow the fleet. But the problem is that there aren’t many new boat operators in the world today, the ones that do exist have some pretty high price tags, and you can ask Steve about that.

We constantly — he spends everyday looking at boats under construction, new boat fleets out there, and the prices are escalating because of the demand. But, at the right price and at the right time, its our preference to acquire equipment that already exists. All right. We — people ask what is your CapEx? What has it been? What do you think it’s going to be going forward? I’ll kind of start in the middle. Our CapEx this past fiscal year that just ended was $235 million. The bulk of that is our new construction program, a little bit of maintenance CapEx, not a whole lot.

And — but we expect to spend or commit to, going forward over the next several years, $300 million to $500 million. As it sits here today it’s probably going to be closer to the higher end of that range. And when you are building boats for, on average, $18 million and $20 million, and $22 million, that doesn’t get you a lot of boats these days. But that’s what we expect to spend. We expect to fund that through internal cash flow primarily. Right now, we are at a level where we are cash flowing about $500 million a year. So that’s where we are kind of going with that.

And — but that’s always subject to acquisition possibilities, and frankly, that’s why we keep a little cash handy to move quickly on acquisition candidates. And we kind of keep this prudent approach to expansion and acquisition opportunities. We could go out and overpay for vessels and fleets very, very easily today, and we just refuse to do that. We are keeping our disciplined approach, we are going to that in a very systematic way.

And you see the box at the bottom — throughout all of this it gets very easy when you have that much cash and available credit, et cetera to go out and overpay for vessels. And while we see a very optimistic future for us in the sector, we’ve been here before. We’ve been around for 51 years, and a lot of times you don’t see the downturn coming. So we are prepared for both; continued improvement and activity, or any kind of downturn that could possibly be out there.

So we strive to keep this balance between performance. And anyone that has looked at our stock performance over the last three months, six months, it has been exceptional. Growth of the company, which we are growing earnings, you’ll see that. And financial strength, keeping our balance sheet good and solid. We are not adverse to more debt, it just has to be under the right circumstances.

This is our new fleet. We kind of started our new fleet program back in 2000. So in the last seven years, this is what we have already added to the fleet or in the process of adding. This includes at March 31st, 35 vessels, you’ll see on the next slide, that are under construction today. And spending about $1.9 billion again, then from here, you have to start adding the $300 million to $500 million a year over the next several years in additional acquisitions and construction.

Here’s where we were as of March 31st, 35 new vessels broken up by this category. The thrust of our current new build program and will be in the future will be in the anchor handler and PSV platform supply vessel categories. Kind of what we call mid-level — mid to upper-level anchor handlers, primarily in the international market, with a few crew boats and tugs thrown in.

We actually have a higher number now we are a little in excess of 40 boats under construction, with some new boats that Steve has signed up over the last month or so since year end. We put this slide up to kind of show people what’s happening and where our earnings are coming from. Back when we started this program in fiscal 2000 we had no new equipment back then, we hadn’t started the program so all of our profitability came from the 500 or so old boats that we had.

Today, in fiscal ‘07, this past fiscal year that just ended, we are down to — and these are average numbers throughout the year, 320 or so old vessels that whose average age is 25 years, that we expect — or expected when they were first constructed to last about 25 years. And they contributed 52% of our profitability this past year. Our on average 105 new boats that were in the fleet and operating during fiscal ‘07 with a very young average age of five years, contributed just short of 50%.

That number is growing, and the only reason that percentage that number isn’t higher for the new boats is the old boats are in such demand, too. Everybody likes talking about the new boats and the demand and the rates for them, but our rates for old boats have escalated very impressively too. Utilization is practically full for the old boats, so they are not ready to go away yet.

This is what our fleet looks like now. We have a few stacked boats and things. These are our real active boats on the left. 408 that were active as of the end of March of ‘07. Of which, 144 including the 35 that are being built are new, of that fleet. So about a quarter of our fleet is new today and that number keeps growing.

At the same time, over the last seven years, we have disposed of 368 of our old boats. Practically all of these boats have been sold outside of the industry. They don’t compete with us. They go to fishing industry, they go to cargo movement in the Caribbean, they go in all kind of different directions, but most do not come back and compete with us. They are older boats and we’ve scrapped a portion of those, 71 and we will continue to do that.

And a little note at the bottom says just in the last two years, we’ve disposed of 117 boats. Kind of goes under the radar, people don’t see that happening, but it really does happen. So with that, the worldwide population of boats is coming down. And it’s a key. Everybody knows there is capacity, there is new builds going on worldwide, but most people have a hard time getting their arms around and understandably so, how many of the old boats are going to go away over that same period of time. And it’s the key to our success in the future is how many old boats will go away. And they are going to go away and have been.

Our international presence, we are by far, from our sheer size, our experience level, we’ve been foreign for 49 of our 51 years. All over the world wherever there is oil and gas exploration, development, et cetera, we’re there already and have experienced people on site. 49 years of experience. We plan to continue to grow that market share.

The improving vessel utilization and day rates are — is what is driving our earnings growth. Again, I mentioned before, just short of 80% of our revenue was generated internationally. And you know, the good sign and you are probably hearing it from others at this conference E&P spending continues to increase every year.

This is where we are by general region, you see we’re down to only 45 active vessels that are operating primarily in the Gulf of Mexico. That is a very, very low number for us, for anyone that has been following Tidewater for a period of time. And we continue to look at opportunities and taking boats out of the Gulf as rigs leave and move them internationally.

The rest of the world is fairly split, especially through Latin America which is driven primarily by our operations through Mexico and Brazil. And up and down the coast of West Africa, we have right now, no vessels in the North Sea. We’ve never been a big North Sea operator, it’s very competitive environment and we have — our approach has been to more or less stay clear of there. But in Egypt in the Middle East, 38 vessels, far east about 44 vessels. So a good spread of equipment of a diverse classes of vessels et cetera in all of these different areas.

What have the day rates done? We kind of marked it in fiscal ‘04 we — well let’s look at what the average day rates for all of our different classes have done. They have improved since fiscal ‘04 by 42%. I actually don’t have the slide for domestic. Domestic improved over 100%, like a 120%, because of hurricane damage, et cetera.

People don’t want to talk — and we don’t necessarily want to make a big deal out of the Gulf of Mexico these days because our thrust is international. But we have a good profitable operation in the Gulf of Mexico also. What you see, it’s been a nice slow steady — our international operations generally have longer term contracts than do the Gulf of Mexico, which has historically been more of a spot market. Not uncommon to have one and two year type contracts, so it takes time to rollover those contracts and enjoy higher average day rates.

A little bit about our balance sheet, I mentioned before just short of $400 million of cash on the balance sheet at fiscal year end. Equity just short of 2 billion, and a little a bit of long term debt that we have, so no net debt. And you see the improvements from the prior year.

From a P&L standpoint, we only — for only the second time in the company’s history, we exceeded $1 billion dollars of revenue. This was by far the highest revenue total and net earnings total for the company, EPS of 631. You see the cash flow from operations, last year of 442. That rose kind of each and every quarter as we went through the year.

So as I said before, we are running more around $500 million on an annualized basis today and CapEx of 235. And again, you see the differences from the prior year. And then we like to rub it in a little bit as we — I mentioned before we have this history over the past couple years of exceeding estimates.

Back in July of ‘05, this is what the street had us earning 2.22 in fiscal ‘06, and 2.61 in ‘07. We ended up earning 3.33 in ‘06, and 5.94 — and the 5.94 is a factor down number we had a big gain on sale of some tugs this year, we actually reported about $6.31 or somewhere around there, this past year. Right now, you see in fiscal ‘08 they have us — at least in April they had us at 6.27, the number is actually higher today.

So they continue to — the street is trying to catch up with us and we hope to continue to prove them wrong. Significant earnings growth, I think it speaks for itself on a compounded annual growth rate basis. 78% growth rate in earnings over the last three to four years, and again we’re hitting our stride with both the old boats doing as well as they are.

You are talking about a good number of boats that are fully depreciated that are generating great average day rates, and we’ve been able to more or less control our operating costs and it’s a challenge these days. You know with labor issues domestically and some in international areas, ship yards busy, rising prices, et cetera. But we’ve been able to maintain and spent a lot of time on our operating cost line.

And then this is just kind of a look back of what we have done dating back to 2000, skip a few years and we earned a $1.37 way back then, at a time when business actually wasn’t very good in the entire sector. ‘04 is just starting to pick up, where we earned $0.73. I would say the majority of boat companies all lost money during ‘04. And then things kind of started going crazy after that, and we have enjoyed the success you see there.

The active number of new boats is continuing to grow. We think by the time ‘08, which would just begun, gets finished we will average about 130 new boats in our fleet. We hope to make some acquisitions and have that number be higher. Who knows what the vessel profit contribution — the new vessel profit contribution will be. We think we’ll get over the 50% mark, it depends upon what the old boats do.

And the fleet average is slowly but surely — it’s tough to have that many old boats still around, getting one year older each year, adding new boats which will bring the average age down, but we’re getting it down. Our goal is to have that a few years from now down more in the 12, 13, 14 year average age. That way we are always turning over — instead of waiting and having this massive new construction era, in 20 years, 25 years, again. We will be replacing with new boats more on an annualized basis.

Said before, we are repurchasing shares. We do have authority to repurchase up to 158 million that was given last summer, it runs out in June of this year, so just in a couple of months. We have bought back shares, our stock price today is around 66. Thus far under that program, our stock has moved that significantly over that short of a period of time.

So our average buyback has been just short of $47 so its been good. We are continuing to repurchase shares today on an opportunistic basis. We kind of look at it everyday, balance our CapEx needs and everything else. We are looking at dividends and that leads us to the next slide.

Our dividend yield used to be much higher but when your stock price rises then — and we maintain our $0.60 a year. Thus far, our board has been looking at that dividend rate and we’ll see what happens in the future, but thus far we still pay a nice dividend in the top part of this group. And then one of the things that we implemented this year is the EVA concept, and helping us manage our money and making decisions at a time we are spending a lot money.

Our EVA, and for people - most of you all are probably familiar with that. But what this calculation consists of is, what have we earned in excess of our cost of capital? You take what capital is employed, we use a 9% WAC. What did we earn on top of that?

Well, back in fiscal ‘05 which wasn’t necessarily a bad year for us, it was kind of the year that we got going, it was a negative number. We didn’t earn 9% return on our capital employed, just short of that. Last year, we kind of broke even in fiscal ‘06 and you see the increase. These are the numbers. This, and our safety performance is what our — the executive groups bonuses are based on now. We only get bonuses is EVA improves, which mean the shareholders are getting their benefits also.

Our strategy, it’s kind of been covered. Maintain our financial strength, don’t do anything crazy, don’t get greedy, don’t — knowing you have that much cash, still make good, solid decisions. Grow the largest new fleet in the world. Continue to move the rates and grow the market share internationally, especially. Push the rates. Look for right acquisitions. Continue with our safety record, because it really doesn’t matter what we did last year, it depends upon what you’re doing today and tomorrow, that the customers care about.

And looking at stock repurchase programs, I don’t believe that we will end our stock repurchase program come the end of June. Our board will consider all that at an upcoming meeting, and look at our dividend level also.

With that, we’ll take some questions if anybody has any.

QUESTION AND ANSWER

Unidentified Speaker

Let me start off with a couple here. If you look at your fleet overall, right now, what percentage of your fleet is on spot, versus kind of contracts? And, how long will the average length of those contracts be?

Joe Bennett - Tidewater Inc. - SVP, Principal Accounting Officer, IR

We don’t give a lot of detail, for competitive reasons. But internationally, and even - we talk internationally as if it is one area and it’s not. Different parts of the world, different regions of the world have different general competitive environments that dictate different things. For instance, Brazil, working for Petrobras, not uncommon to have two and three year type contracts there. South East Asia, little more competitive, so I won’t say it’s a spot market, but it’s a shorter term market.

We quote openly that the — if you look at our fleet in total, our average contract term is probably about a year and a quarter. If you put it all together and look at it. And, that consists of some that have two and three year contracts, and others that are short. The Gulf of Mexico, North Sea has historically been a short term, if not spot market.

But certainly, with rates doing what they are doing, the percentage that we have, and I think we have openly said this, that 40% to 50% of our stuff is pretty booked during this calendar year. So that gives you a little bit of an idea. We generally have about a quarter of our fleet turning over every quarter, give our take — 20% of it let’s say.

Unidentified Speaker

If you were to look at it all the different markets of the world, I think you broke it up in like five or six different categories out there, which market would you say would be the tightest market in terms of supply/demand? And, what market would you say would be the loosest in terms of maybe access capacity out there?

Joe Bennett - Tidewater Inc. - SVP, Principal Accounting Officer, IR

Well, [you happy to say]. That’s a hard one to answer, because there really is not a lose one. The reason that we’ve put up the numbers, and our competitors have put up good numbers too, is the utilization — basically we are fully utilized. And, there will always be down time for repair and maintenance, and mobilizations things like that.

But, when you factor out of our utilization numbers that you see in our financial reports, when you factor out a stacked fleet — and we have about 48 stacked vessels at the end of the year. When you factor those out, we’re running about 88% to 90% utilization worldwide.

And the thing is [Dave], that what happens is if an area softens up a little bit, you can certainly look in an area like a Venezuela or a Nigeria with their issues, and say well, are those the strongest markets, very profitable for us, their certainly not the same as an Angola or some of the other areas of Brazil or Mexico et cetera, that are very, very strong. But as the area softens, with the demand worldwide, we take the boats and we move them. The Golf of Mexico is a perfect example. You look at us moving 16 boats out in the last fiscal year, we take the boats and move them elsewhere

Unidentified Speaker

You said 12% of your fleet is in the Gulf of Mexico, can you just give me a sense as to what percentage of your fleet was there, like last year and the year before, just to give me a sense as to where that’s gone from roughly?

Joe Bennett - Tidewater Inc. - SVP, Principal Accounting Officer, IR

Last year, I would have said the number was more — probably 20% maybe a little short of that. But you go back to the earlier days, and Tidewater was known for their Gulf of Mexico fleet. Hell, I showed up here, we had what 45 or so vessels operating, Steve — at a time what ten years ago. Let’s say in fiscal ‘98 which was a boom time, I’d bet we had close to 200 boats operating, including tugs, crew boats, everything operating in the Gulf of Mexico —

Steve Dick - Tidewater Inc. - EVP

I think at it’s highest point the Gulf of Mexico — you have to go back a number of years to get there, but when you got there would be 65/35. And with the Gulf being 35%, that would have been probably the benchmark or the high water point from there.

Unidentified Speaker

High water 35%. Okay. Great. Well, we’re short on time, completely due to my fault. I’m sorry.

Unidentified Audience Member

(inaudible question - microphone inaccessible)

Joe Bennett - Tidewater Inc. - SVP, Principal Accounting Officer, IR

In some contracts (inaudible). In some places it depends on where you are in the world. If you’re in an area like Australia, it has a very high wage component. Everyone that you work for there understands, because they’re under the same pressures. So, all of those contracts we generally have an ability for you to recoup from your customer whatever your labor component would be.

There are some other isolated cases in — around the world that we do it. And when we can, we do do it. You know, if you are going to be changing areas and you have a possibility to get some adjustments there, but most of our operating costs, about 50% is crewing related and about 25% in round numbers is repair and maintenance on our vessels.

Both of those, we have a pretty good vision as we sign contracts with those we’ll do. Yes, in some areas of the world you’re dealing with unions that maybe you don’t know what’s going to happen, but in most cases, we’re able to understand or appreciate where those costs are going and try to build those into the initial day rates.

Unidentified Speaker

Thank you, very much.

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